UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, DC  20549


                            FORM 8-K


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported) January 10, 2008


                         DIGICORP, INC.
     (Exact name of registrant as specified in its charter)

                Commission file number 000-33067


Delaware                                                 87-0398271
(State or other jurisdiction                       (I.R.S. Employer
of incorporation)                               Identification No.)

4143 Glencoe Avenue
Marina Del Rey, CA                                            90292
(Address of principal                                    (Zip Code)
executive offices)


Registrant's telephone number, including area code: (310) 728-1450

                         Not applicable
  (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General
Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On January 10, 2008, Rebel Crew Films, Inc. ("Rebel Crew"), a wholly-owned subsidiary of Digicorp, Inc. (the "Company") entered into a licensing agreement with Westlake Entertainment, Inc., an independent entertainment distribution company ("Westlake") pursuant to which Rebel Crew has agreed to license the DVD distribution rights to its Spanish language film library to Westlake. Effective immediately, Westlake will take over sales, production and all physical distribution of the 157 title library, while Rebel Crew will continue to manage digital distribution and advertising rights. Westlake will distribute existing inventory for a fee and will distribute new product on a
revenue share basis.   The licensing transaction is part of an
initiative to focus the Company's efforts on commercialization of its patent pending ViraCast advertising technology and associated business opportunities in the United States and internationally.

     The Company issued a press release on January 14, 2008 to
announce the licensing transaction with Westlake.   The press
release also announced that the Company has executed a letter of intent with China Youth Net and China based Internet company WKC to build, launch and operate a large scale advertising supported Internet media portal in China, pursuant to which the Company will contribute the exclusive China rights to its ViraCast technology. The letter of intent contemplates the raising of certain financing for the new venture. At this stage, no funding has been committed and there can be no assurances that funding will be secured. In addition, should the parties fail to execute a definitive agreement within one year, the letter of intent will terminate unless extended by the parties.


Item 9.01      Financial Statements and Exhibits.

Exhibits:

99.1 Press release dated January 14, 2008

                           SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               DIGICORP, INC.
                               (Registrant)


Dated: January 15, 2008        By:    /s/  Jay  Rifkin
                               Name:  Jay Rifkin
                               Title: Chief Executive Officer